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                                                                     Exhibit 5.1

                             FOR IMMEDIATE RELEASE

                                 MAY 20,  1996


                    SPORT SUPPLY COMPLETES SALE OF DIVISION


         SPORT SUPPLY GROUP (NYSE - GYM) TODAY COMPLETED THE SALE OF ITS GOLD EAGLE GOLF ACCESSORY DIVISION TO THE FIRM OF MORRIS ROSENBLOOM & CO., INC. OF ROCHESTER, NY. THE COMPANY STATED THAT THE SALE WAS COMPLETED IN A CASH TRANSACTION VALUED AT APPROXIMATELY BOOK VALUE BEFORE EXPENSES. IN CONJUNCTION WITH THE SALE, SPORT SUPPLY RETAINED AND WILL COLLECT FOR ITS OWN ACCOUNT ABOUT $2 MILLION IN ACCOUNTS RECEIVABLE. MICHAEL BLUMENFELD, SPORT SUPPLY'S CHAIRMAN, STATED "WE CONSIDER THE SALE OF GOLD EAGLE THE SINGLE MOST CRITICAL STEP IN THE RESTRUCTURING PROCESS OF SPORT SUPPLY GROUP. WE CAN NOW FOCUS 100% OF OUR EFFORTS IN RETURNING THE COMPANY TO ITS HISTORIC LEVEL OF PROFITABILITY AND IN COMPLETING THE RECENTLY ANNOUNCED EQUITY OFFERING OF ITS REMAINING GOLF OPERATIONS."

SPORT SUPPLY ANNOUNCES MANAGEMENT CHANGES

         SPORT SUPPLY ANNOUNCED TODAY THAT ITS CFO AND CEO HAVE RESIGNED THEIR RESPECTIVE POSITIONS AND BOARD MEMBERSHIPS. THE COMPANY STATED IT HAS PROMOTED JAMES CRAWFORD, ITS CORPORATE CONTROLLER, TO PRINCIPAL ACCOUNTING OFFICER AND THAT THE COMPANY'S FOUNDER, CHAIRMAN AND LARGEST SHAREHOLDER, MICHAEL BLUMENFELD, WILL ASSUME THE POSITION OF CEO. R. THOMAS RUSSELL, A FORMER OFFICER AND DIRECTOR, HAS BEEN REHIRED AS CHIEF OPERATING OFFICER OF THE COMPANY'S GOLF OPERATIONS. WILLIAM WATKINS, A FOUNDER AND PARTNER OF WATKINS, WATKINS & KEENAN OF MEMPHIS, TN HAS BEEN ELECTED TO THE COMPANY'S BOARD OF DIRECTORS.

SPORT SUPPLY DENIES HERMAN'S SPORTING GOODS RUMOR

         SPORT SUPPLY SAID THAT RUMORS SUGGESTING IT WAS A LARGE VENDOR OR SUBSTANTIAL CREDITOR TO HERMAN'S, WHO RECENTLY FILED FOR BANKRUPTCY, ARE ABSOLUTELY FALSE. THE COMPANY STATED IT HAS $18,000 OUTSTANDING IN UNPAID INVOICES FROM HERMAN'S. TO THE CONTRARY, THE COMPANY STATED "THE BANKRUPTCY OF HERMAN'S WILL END A LONG PERIOD OF PRODUCT DISCOUNTING IN THE NORTHEAST CORRIDOR WHERE SPORT SUPPLY OPERATES AND INTENDS TO EXPAND. SEVERAL FORMER HERMAN'S SALESMEN HAVE BEEN HIRED BY THE COMPANY AND ARE EXPECTED TO SERVE AN IMPORTANT ROLE IN THIS EXPANSION.

EXPANDING CORPORATE RELATIONSHIPS

         AS RECENTLY ANNOUNCED, SPORT SUPPLY ENTERED INTO A FIVE YEAR DISTRIBUTION AGREEMENT WITH HERSHEY CHOCOLATE, N.A., INC. THE COMPANY SAID IT WAS EXPLORING A VARIETY OF ADDITIONAL RELATIONSHIPS WITH OTHER DOMESTIC AND INTERNATIONAL BRANDED COMPANIES IN THE BEVERAGE, FOOD AND ATHLETIC FOOTWEAR BUSINESSES. MICHAEL BLUMENFELD, SPORT SUPPLY'S CHAIRMAN, STATED "WE BELIEVE SPORT SUPPLY RETAINS THE WORLD'S LARGEST DATA BASE OF EXISTING AND POTENTIAL CUSTOMERS FOR THE YOUTH LEAGUE AND INSTITUTIONAL MARKETS REPRESENTING LITERALLY MILLIONS OF PARTICIPANTS IN ALL SPORTS. WE BELIEVE SPORT SUPPLY REPRESENTS THE MOST ECONOMICAL MODE FOR MARKET PENETRATION FOR EACH OF THESE HIGHLY VISIBLE AREAS."

         FOR FURTHER INFORMATION, CONTACT MICHAEL J. BLUMENFELD AT (214)
484-9484.